As filed with the Securities and Exchange Commission on May 7, 2021

 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGNC INVESTMENT CORP.
(Exact name of registrant as specified in its charter)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-1701984 (I.R.S. Employer Identification No.)
______________

2 Bethesda Metro Center, 12th Floor Bethesda, Maryland 20814 (Address of principal executive offices)

AMENDED AND RESTATED AGNC INVESTMENT CORP.
2016 EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plan)
______________

Kenneth L. Pollack, Esq.
Senior Vice President, General Counsel and Secretary
AGNC Investment Corp.
2 Bethesda Metro Center, 12th Floor
Bethesda, Maryland 20814
(301) 968-9300
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, par value $0.01 per share (“Common Stock”)	30,000,000.00	$18.10	$543,000,000	$59,242
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement also covers any additional indeterminate amount of shares of Common Stock to be offered or sold pursuant to the Amended and Restated AGNC Investment Corp. 2016 Equity and Incentive Compensation Plan (the “Plan”) and shares of Common Stock that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.
(2)    Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the average of the high and the low prices of the Common Stock reported on The Nasdaq Global Select Market on May 6, 2021.

EXPLANATORY NOTE

AGNC Investment Corp. (the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 30,000,000 shares of its common stock, par value $0.01 per share (“Common Stock”), that are reserved for issuance under the Amended and Restated AGNC Investment Corp. 2016 Equity and Incentive Compensation Plan (the “Plan”). An amendment to increase the number of shares available under the plan from 10,000,000 to 40,000,000 was described in the Company’s definitive proxy statement filed with the Securities Exchange Commission (the “Commission”) on March 12, 2021 and was approved by the Company’s stockholders on April 22, 2021. The Company previously filed a registration statement on Form S-8 on February 27, 2017 (File No. 333-216282) (the “Initial Form S-8) to register 10,000,000 shares of Common Stock initially authorized for issuance under the Plan. This registration statement relates to securities of the same class as that to which the Initial Form S-8 related and is submitted in accordance with General Instruction E to Form S-8. Pursuant to Instruction E of Form S-8, the contents of the Initial Form S-8 are incorporated herein by reference and made part hereof, except to the extent supplemented, amended, or superseded by the information set forth herein. Only those items containing new information not contained in the Initial Form S-8 are presented herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of AGNC Investment Corp., incorporated herein by reference to Exhibit 3.1 of Form 10-Q for the quarter ended March 31, 2020 (File No. 001-34057), filed May 11, 2020

3.2	Fourth Amended and Restated Bylaws of AGNC Investment Corp., incorporated herein by reference to Exhibit 3.1 of Form 8-K (File No. 001-34057), filed March 11, 2021

4.1	Form of Certificate for Common Stock, incorporated herein by reference to Exhibit 4.3 of Form 10-Q for the quarter ended September 30, 2016 (File No. 001-34057), filed November 7, 2016

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Bethesda, State of Maryland, on May 7, 2021.

AGNC INVESTMENT CORP.

By:	/s/ Kenneth L. Pollack
Name:	Kenneth L. Pollack
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

	Name	Title	Date
	/s/ GARY KAIN	Director, Chief Executive Officer, and Chief Investment Officer (Principal Executive Officer)
Gary Kain

	/s/ BERNICE E. BELL	Chief Financial Officer and Senior Vice President (Principal Financial Officer)
Bernice E. Bell

	*	Director
Donna J. Blank

	*	Director
Morris A. Davis

	*	Director
John D. Fisk

	*	Director
Prue B. Larocca

	*	Director
Paul E. Mullings

	*	Director
Frances R. Spark

*By:	/s/ KENNETH L. POLLACK
Kenneth L. Pollack
Attorney-in-fact